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                              CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is entered into as of the 12th day of May, 1998, between PETER GLADKIN, a resident of the State of California ("Consultant"), and APACHE MEDICAL SYSTEMS, INC., a Delaware corporation ("APACHE").

        WHEREAS, APACHE desires to retain Mr. Gladkin to provide certain management consulting services;

        WHEREAS, Mr. Gladkin desires to provide such consulting services to APACHE;

        NOW, THEREFORE, in consideration of the mutual promises, conditions, and covenants herein, the Parties agree as follows:

        1. Term of Agreement. Subject to Section 10 of this Agreement, the term of this Agreement shall be May 4, 1998, through June 30, 1998, unless extended in writing by the Parties.

        2. Services to be Provided. Consultant shall devote approximately 50 to 80 percent of his professional time assisting APACHE in developing strategic planning initiatives, developing and achieving financial projections, and evaluating APACHE's management and organizational needs as requested by, and in accordance with direction received from, APACHE's Board of Directors.

        3. Compensation for Services Rendered. APACHE agrees to pay the Consultant a fixed per diem amount of $600.00 per day for each day that he spends a substantial amount of time traveling and performing services under this Agreement, irrespective of whether those services are rendered in Virginia, California, Illinois or elsewhere.

           a. Consultant shall not be eligible to participate in or receive benefits under the employee benefit plans that APACHE maintains for its employees during the term of this Agreement, including, but not limited to, health benefits, paid vacation and sick leave, life insurance and medical benefits.

           b. APACHE shall pay Consultant $20,000.00 ($10,000.00 on May 15 and $10,000.00 on June 15) as reimbursement for his air travel expenses between Washington and California during the term of this Agreement, and for which receipts will not be required. Additionally, APACHE shall reimburse Consultant for verified and reasonable expenses that he incurs while performing services for APACHE during the term of the Agreement, including expenditures for hotels, meals, other air travel, local transportation and other business expenses in accordance with APACHE's standard travel reimbursement policy.

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        4. Payment of Taxes. By execution of this Agreement, Consultant certifies that he is an independent contractor for federal and/or state employment tax purposes. Consultant understands and agrees that he is responsible for the payment of all taxes, including federal, state and local employment taxes arising out of his activities and receipt of payment under this Agreement. Pursuant to this Agreement, APACHE will not withhold, and is not responsible for, federal or state employment or other taxes that may be assessed and owed on the amounts that Consultant earns under this Agreement.

        5. Independent Contractor Relationship. Consultant shall provide professional services to APACHE as an independent contractor. He shall not be considered an employee of APACHE during the term of this Agreement within the meaning of any federal, state or local law, or within the meaning or application of APACHE's employee benefit plans and related benefit policies and practices. Consistent with his status as an independent contractor, Consultant may continue to engage in other trade or business during the term of this Agreement.

        6. No Conflict of Interest. Consultant represents that to the best of his knowledge and belief, his performance of services under this Agreement will not violate the terms of any non-competition or other employment agreement that he may have executed or be subject to, and shall immediately advise APACHE in writing should he become aware of, or should any claim be made of, such a violation. Consultant further represents that his performance of services in connection with Consultant's other consulting or employment relationships, if any, shall not constitute a conflict of interest with APACHE, and that Consultant shall advise APACHE in writing should such a conflict develop. "Conflict of interest" shall mean the performance of services in competition with APACHE's products and services, including its critical care and other disease state outcomes management applications, its health care outcomes research activities, and the consulting activities of National Health Advisors.

        Additionally, Consultant agrees that he will not knowingly use or disclose to APACHE any confidential and/or proprietary information that he may have obtained from a prior employer concerning that employer's business or operations in performing services for APACHE under this Agreement.

        7. Ownership of Confidential and Proprietary Information. All Confidential Information which becomes known to Consultant as a result of performing services for APACHE shall be the sole property of APACHE, and APACHE shall be the sole owner of all patents, copyrights and other rights in connection therewith, including but not limited to the right to make application for statutory protection. Consultant agrees not to use or disclose any Confidential Information or anything directly relating to it without APACHE's written consent, except as may be necessary in the ordinary course of performing his consulting services for APACHE's benefit under this Agreement. Notwithstanding these



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commitments, Consultant shall remain free to use (a) information in the public domain not as a result of a breach of this Agreement and (b) his own skill, knowledge, know-how and experience.

        For purposes of this Paragraph, Confidential Information shall include, but not be limited to, information that has been created, discovered, developed, or otherwise become known to APACHE (including, without limitation, information created, discovered, developed, or made known by Consultant during the period of this Agreement) and/or in which property rights have been assigned or otherwise conveyed to APACHE, which information has commercial value in the business in which APACHE is or may become engaged. By way of illustration, but not limitation, Confidential Information includes APACHE trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about APACHE's employees and/or consultants (including without limitation, the compensation, job responsibility and job performance of such employees and/or consultants). Additionally, Confidential Information shall include certain information that has been made known to APACHE from third parties, including, but not limited to, patient identifying information, physician identifying information, information that would link a client's name to individual data, and any information protected by a confidentiality agreement or terms and conditions of an agreement regarding confidentiality.

        8. Inventions, Patents, Trademarks and Copyrights.

           a. Consultant hereby assigns to APACHE the entire right, title and interest in and to all Work Product produced by him in rendering services under this Agreement. "Work Product" is defined as work product, including but not limited to plans, programs, databases, writings, designs, models, drawings, design inventions and any other inventions (including all proprietary rights in any of the foregoing) made, conceived, or reduced to practice or adhered by the Consultant, either solely or jointly with others, in the performance of this Agreement or with the use of information, materials or facilities of APACHE received or used by Consultant during the term of this Agreement or any extensions or renewals of this Agreement.

           b. Consultant agrees promptly to disclose to APACHE all Work Product conceived, or reduced to practice or adhered by the Consultant as set forth in a. above.

           c. Consultant's Work Product shall be a work for hire, and APACHE shall own the copyright thereto. The Consultant agrees to sign, execute and acknowledge or cause to be signed, executed, and acknowledged without cost, but at the expense of APACHE, any and all documents and to perform such acts as may be reasonably necessary, useful or convenient for the purpose of securing to


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APACHE or its nominees, patent, trademark, copyright or other proprietary rights protection throughout the world in the Work Product.

        9. Termination. This Agreement may be terminated by either Party upon fourteen (14) days written notice to the other Party. Such notice shall be forwarded by registered mail to the following address:

               Notice to APACHE:        Mr. Thomas W. Hodson
                                        Chairman of the Board
                                        c/o NeuroSource, Inc.
                                        515 N. State Street
                                        Suite 1700
                                        Chicago, IL  60610

               Notice to Consultant:    Mr. Peter Gladkin
                                        P.O. Box 531
                                        Cedar Glenn, CA  92321

        Consultant shall notify APACHE by certified mail of any change in his address, and thereafter, APACHE shall forward any notices under this Agreement to Consultant at such new address.

        10. Assignment. This Agreement may not be transferred, subcontracted or assigned by Consultant to any third party.

        11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.


                                            APACHE MEDICAL SYSTEMS, INC.

/s/ PETER GLADKIN                           By: /s/ THOMAS W. HODSON
-----------------------------------            ---------------------------------
PETER GLADKIN
                                            Its: CHAIRMAN OF THE BOARD
                                                --------------------------------

Date:  5/20/98                              Date:  5/20/98
     ------------------------------              -------------------------------




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